EXHIBIT 99(iii)
Westar Oil Increases Dividend, Set to Close $150 Million Dollar Purchase, and Acquires Acreage
DALLAS, TX—(MARKET WIRE)-Jun 29, 2007 — Terax Energy (OTC BB:TEXG.OB), soon to be called Westar Oil and Gas Inc. (Westar), announced they will increase the share dividend equal to One for One. Each shareholder of record on the date the symbol changes will receive an additional share of Terax as a stock dividend. It is expected that the symbol will change within the next week.
Westar has also announced that it will be closing on the purchase of a controlling interest in a public oil and gas company for $150 Million Dollars. This acquisition is set to close on the second week of July. The source of funds used to close the purchase will be from a senior secured loan. No shares of Westar will be issued as part of this purchase.
The company also announced that it finalized the agreements involving approximately 24,000 acres located in Arkansas. The Fayetteville Shale formations in which Westar will be drilling is considered one of the most prolific areas in the United States. The acreage covers both the Van Buren and the Cleburne Counties. The drilling is set to begin in less than 30 days after the completion of the drilling permits. Westar will earn a 75% working interest in the development.
The closing of the transaction is subject to certain closing conditions, including, among other conditions: (i) receipt of all consents, or approvals required consummating the exchange and due diligence; (ii) neither the Companies having suffered any material adverse effect.
About Terax Energy
Terax Energy is an independent oil exploration and production company. Terax operates in two principal areas. 11,000 acres in Comanche County, Texas and 16,200 acres located in Erath County. The company is focused on gas reserves located in the Barnett Shale Formations.
This Press Release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words “expects,” “projects,” “plans,” and certain of the other foregoing statements may be deemed “forward-looking statements.” Although Westar Oil believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of oil and natural gas wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in oil and natural gas drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and gas prices and other risk factors.
Contact:
Taylor Capitol, Inc.
Investor Relations:
Stephen Taylor 973-351-3868